EXHIBIT 4.10

Form of Real Estate Sale and Purchase Agreement

Seller:	Beijing Suo Tu Shi Ji Investment Management Co., Ltd.

Legal person:	Organization code:

Address:

Post code:	Telephone:

Agent:	Nationality:

ID No.:

Address:

Post code:	Telephone:

Buyer:	TAL Education & Technology (Beijing) Co., Ltd.

Legal person:	Organization code:

Address:

Post code:	Telephone:

Agent:	Nationality:

ID No.:

Address:

Post code:	Telephone:

In accordance with the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on the Administration of Urban Real Estate, and the Law of the People’s Republic of China on the Transfer of Urban Real Estate, and on the basis of equal, voluntary and fair negotiation, the Seller and the Buyer have come to the following agreements regarding the sale and purchase of pre-owned real estate:

Clause 1: Basic information on the Real Estate

(1)	The real estate to be sold by the Seller (hereinafter referred to as the Real Estate) is part of a multi-storied building located at . The building has 16 floors, including 13 above the ground and 3 below.

The Real Estate is on the      floor with a super built-up area of square meters.

(2)	The Real Estate is intended for: business and commercial use .

Details on the auxiliary facilities/fixtures, renovations and trappings and list of relevant items are included in Appendix I.

Clause 2: Title of the Real Estate

(1)	The title certificate number of the Real Estate is: , co-ownership certificate number is: × , and the certificate is issued by: .

Opinion of the co-owner of the Real Estate is included in Appendix II.

(2)	Land use status

The right of use for the state-owned land on which the Real Estate is located was acquired for a payment. The land use right certificate is numbered:     ×    , and issued by:     ×    .

(3)	The nature of the Real Estate: marketable .

(4)	The status of the Real Estate as collateral: not used as collateral .

(5)	The leasing status of the Real Estate: not leased out by the Seller .

Detailed information on the title of the Real Estate and its use as collateral and its leasing status can be found under Appendix III.

Clause 3

The Seller and the Buyer agree to adopt the 1st option(s) to complete the transaction.

1.	The Seller and the Buyer engage a real estate brokerage firm (i.e.: ) as the mediator to conclude the deal, and the real estate agent is:

2.	The Seller engages a real estate brokerage firm (i.e.: × ) to conclude the deal, and the real estate agent is: × .

3.	The Buyer engages a real estate brokerage firm (i.e.: × ) to complete the transaction, and the real estate agent is: × .

The Seller Brokerage Agreement and the Buyer Brokerage Agreement can be found in Appendix IV.

Clause 4: Sold price, payment arrangement and means of fund transfer

(I)	As agreed between the Buyer and the Seller, the Real Estate is sold at RMB (amount in number) or RMB (amount in words), including the Buyer’s own funds of RMB (amount in number) or RMB (amount in words).

Where the prices of the auxiliary facilities/fixtures and renovation/trappings are separately agreed, the specifics are included in Appendix I.

(II)	The Buyer will make the payment using the 2nd option, with detailed payment and timetable arrangements set out in Appendix V.

1.	Settlement through arrangement agreed between the Buyer and the Seller, and their Statement on Discretionary Transfer of Funds for Settlement of Pre-owned Real Estate is included in Appendix VI.

2.	Settlement through transfer of the Buyer’s own funds from the controlled account of Haidian District Housing Authority of Beijing for settlement of pre-owned real estate properties with the buyer’s own funds, and the Agreement on Transfer of Buyer’s Own Funds for Settlement of Pre-owned Real Estate Transaction between the Buyer and the Seller is included in Appendix VI.

(1)	For transfer of funds through the controlled account, the Buyer shall deposit the purchase consideration of RMB (amount in number) or RMB (amount in words) into the controlled account of Haidian District Housing Authority of Beijing designated for settlement of pre-owned real estate properties with the buyer’s own funds, and upon the Buyer’s obtaining the real estate title certificate, the funds in the controlled account shall be transferred in a one-off exercise through the pre-owned real estate transaction platform to the Seller’s receiving account set out by the Buyer and the Seller in their Agreement on Transfer of Buyer’s Own Funds for Settlement of Pre-owned Real Estate Transaction.

(III)	Agreement concerning loans

The Buyer shall not apply for a mortgage loan.

Clause V: Commitment with respect to the title and conditions of the Real Estate

The Seller shall warrant that the Real Estate is free of title disputes and shall assume relevant liabilities for failure to complete title registration or debtor/creditor disputes due to causes attributable to the Seller.

The Seller shall warrant that it has provided a true statement with respect to the title, auxiliary facilities/fixtures, renovations/trappings of the Real Estate and their relationships. The auxiliary facilities/fixtures and the renovations/trappings of the Real Estate as set out in Appendix I shall be sold together with the Real Estate to the Buyer. The Buyer has adequate understanding of the conditions of the Real Estate sold by the Seller, and buys the Real Estate on its own volition.

The Seller shall maintain the good conditions of all auxiliary facilities/fixtures and renovations/trappings of the Real Estate as included in Appendix I from the date of signing this contract until the date the check-up and acceptance are completed.

The [property management expenses], [heating], [water], [electricity], [gas], [cable TV], [telecom], and [××] expenses in the amount of:     ×     incurred before the date of delivery of the Real Estate shall be borne by the Seller, while such expenses incurred on and after the date of delivery shall be borne by the Buyer. The Seller agrees to transfer the balance of its contribution of special maintenance funds (public maintenance funds) to the Buyer.

Clause VI: Delivery of the Real Estate

The Seller shall deliver the Real Estate to the Buyer     before 10 December 2011    . Upon delivery of the Real Estate, the following     ×    ,     ×    , and/or     ×     procedures:

1.	The Seller and the Buyer check together the auxiliary facilities/fixtures, renovations/trappings and items of the Real Estate as included in the checklist, record the readings of the water, electricity and gas meters, and complete the handing over of items listed in Appendix I from Seller to the Buyer.

2.	The Seller and the Buyers sign off the checklist of auxiliary facilities/fixtures, renovations/trappings and relevant items of the Real Estate.

3.	The Seller to hand over the keys of the Real Estate to the Buyer.

Clause VII: Liabilities for breach of contract

(I)	Liabilities for delay in delivery of the Real Estate

If the Seller fails to deliver the Real Estate to the Buyer as agreed under Clause VI as a result other than force majeure, the two parties agree to follow option 1 as described below.

1.	Depending on the number of days of delay, either (1) or (2) shall apply (and the two are not on a cumulative basis).

(1)	For delay of less than 30 days, the Seller shall pay damages to the Buyer in the amount of three ten-thousandth of the purchase consideration paid by the Buyer for each of the days of delay from the day following the last day for delivery as agreed under Clause VI to the actual delivery date and within 30 days from the actual delivery date, and the Contract shall continue in full force and effect;

(2)	If the delay exceeds 30 days (the 30th day being the same day under paragraph (1) above), the Buyer is entitled to rescind the purchase. If the Buyer elects to do so, the Seller shall return all amount already paid by the Buyer within 30 days from the date the cancellation notice is delivered, and pay damages to the Buyer in the amount of three % of the total amount already paid by the Buyer.

2.	× .

(II)	Liabilities for delay in payment of purchase consideration

Should the Buyer fail to make payments by the timetable as agreed under Appendix IV, the option     1     below shall apply.

1.	Depending on the number of days of delay, either (1) or (2) shall apply (and the two are not on a cumulative basis).

(1)

For delay of less than     30     days, the Buyer shall pay damages to the Seller in the amount of     three     ten thousands of the overdue amount payable for each of the day from the day following the last payment day agreed between the two parties to the actual payment date and within 30 days from the date of actual payment of the outstanding amount, and the Contract shall continue in full force and effect;

(2)	If the delay exceeds 30 days (the 30th day being the same day under paragraph (1) above, the Seller is entitled to rescind the sale. If the Seller elects to do so, the Buyer shall pay damages to the Seller in the amount of 10 % of the total purchase consideration within 30 days from the date the cancellation notice is delivered, and the Seller shall return all amount already paid to the Buyer.

2.	× .

Clause VIII

If the Seller has sold the Real Estate to a third party so that the Buyer is unable to obtain the title to the Real Estate, the Buyer is entitled to rescind the purchase, and the Seller shall return all amount paid by the Buyer within     30     days from the date the cancellation notice is delivered, pay interests to the Buyer at the interest rate of     ×    , and pay damages to the Buyer at twice the cumulative total of amount paid by the Buyer.

Clause IX: Taxes and charges

During the performance of the Contract, the Buyer and Seller shall comply with relevant regulations of the state and Beijing municipality in paying taxes and charges, and the taxes and charges to be borne by the two parties are set out under Appendix VII. Should failure on either party to pay taxes and charges as required by laws and regulations make it impossible for the transaction to proceed, it shall pay damages to the other party at     five     % of the purchase consideration.

If in the course of performing the Contract, new taxes and/or charges need to be paid due to policy changes, the taxes and/or charges shall be paid by the party specified by the policy to pay such taxes/charges; if no party has been specified, the Buyer shall be responsible for the payment.

Clause X: Title transfer registration

(I)	The two parties agree that the two parties shall, within 180 days from the signing of the Contract, apply together to the housing title registration authorities to complete the procedures for title transfer registration.

(II)	If the Buyer cannot obtain the title certificate within 360 days from the date of signing the Contract (agreed time or conditions), the two parties agree to proceed as follows.

1.	If it is due to the Seller, the Buyer is entitled to cancel the purchase. If the Buyer elects to do so, the Seller shall return all amount paid by the Buyer within 30 days from the date the cancellation notice is delivered, and pay interests to the Buyer at the deposit interest rate for the same period . If the Buyer does not elect to cancel the purchase, the Seller shall pay damages to the Buyer at one ten-thousandth of all the amount paid by the Buyer for each day from the day following the last day of the period set for the Buyer to obtain the title certificate to the actual day when the Buyer obtains the title certificate and within 30 days from the day when the Buyer actually obtains the title certificate.

2.	× .

(III)

The Seller shall, within     30     days upon transfer of the title of the Real Estate, complete the procedures for household registration changes at the local household authorities. If due to the Seller, the Seller fails to complete the household registration changes relating to the Real Estate,

the Seller shall pay damages to the Buyer in the amount of RMB     ×    ; if the Seller has not completed the household registration changes after     ×     days, the Seller shall pay damages to the Buyer per diem at          ten-thousandth of the total amount paid by the Buyer from the day following the agreed date.

    ×                                                                                                                                                                                                     .

Clause XI: Force majeure

If due to force majeure the Contract cannot be carried out as agreed, the liabilities as a result shall be partially or fully exempted depending on the severity of the force majeure. However, the party who cannot carry out the Contract as agreed due to the force majeure shall notify the other party in a timely manner, and shall provide proof of the force majeure to the other party within     30     days upon the ending of the force majeure event.

The above risks/liabilities of the Real Estate are transferred to the Buyer on the date of [transfer of title] [transfer and possession ✓].

Clause XII: Resolution of disputes

Any disputes under the Contract shall be settled through negotiation, and if negotiation cannot resolve the disputes, the two parties agree to adopt option     (I)     for resolution of the disputes:

(1)	File an action to the People’s Court of the place where the Real Estate is located;

(2)	Submit the case to (arbitration commission) for arbitration.

Clause XIII

The Contract will come into effect on the date of signing of the Contract by the two parties. The two parties may, as appropriate in the circumstances, modify or amend the Contract with respect to terms or provisions that are not agreed, not clearly defined or irrelevant through written supplementary agreements (Appendix VIII). The termination of the Contract, if required, shall be done in writing. The appendices and the supplementary agreements to the Contract shall have the same legal force as the Contract.

Clause XIV

The Contract and appendices, totalling              pages, are signed in     six     counterparts, which all have the same legal force, including     three     counterparts for the Seller,     one     counterpart for the Buyer,     one     counterpart for         Haidian District Housing Authority of Beijing    , and     one     counterpart for     Haidian District Local Tax Bureau of Beijing    . For the purpose of transfer registration, the two parties shall submit a copy of the master contract to the real estate title registration authority, and Appendices II and III shall also need to be submitted if they contain any specific agreements between the two parties.

Seller (signature/stamp)		Buyer (signature/stamp)

[Legal representative]:		[Legal representative]:

[Agent] (signature/stamp) :		[Agent] (signature/stamp) :

Date of signing:	/ /2011 (dd/mm/yy)	Date of signing:	/ /2011 (dd/mm/yy)

Place of signing:	Beijing	Place of signing:	Beijing

Schedule A

All the offices we purchased use this form of real estate sale and purchase agreement (“Form Agreement”) therefore, only the Form Agreement is filed with the SEC. Below is a list of material differences between other executed real estate sale and purchase agreements and this Form Agreement.

Room No.	Construction Area	Total Contract Price	Room No.	Construction Area	Total Contract Price
1201	187.77	10,270,809	1601	187.77	10,149,855
1202	85.44	4,361,951	1602	85.44	4,310,523
1203	85.44	4,439,791	1603	85.44	4,387,460
1205	85.44	4,517,712	1605	85.44	4,464,479
1206	85.44	4,595,633	1606	85.44	4,541,416
1207	85.44	4,673,472	1607	85.44	4,618,435
1208	85.44	4,673,472	1608	85.44	4,618,435
1209	85.44	4,595,633	1609	85.44	4,541,416
1210	85.44	4,517,712	1610	85.44	4,464,479
1211	85.44	4,439,791	1611	85.44	4,387,460
1212	85.44	4,361,951	1612	85.44	4,310,523
1213	187.77	10,270,809	1613	187.77	10,149,855
1215	67.59	3,265,797	1615	67.59	3,227,320
1216	187.77	9,586,185	1616	187.77	9,473,162
1217	85.44	4,050,348	1617	85.44	4,002,611
1218	85.44	4,128,270	1618	85.44	4,079,630
1219	85.44	4,206,108	1619	85.44	4,156,567
1220	85.44	4,284,030	1620	85.44	4,233,586
1221	85.44	4,361,951	1621	85.44	4,310,523
1222	85.44	4,361,951	1622	85.44	4,310,523
1223	85.44	4,284,030	1623	85.44	4,233,586
1225	85.44	4,206,108	1625	85.44	4,156,567
1226	85.44	4,128,270	1626	85.44	4,079,630
1227	85.44	4,050,348	1627	85.44	4,002,611
1228	187.77	9,586,185	1628	187.77	9,473,162

Total (12 F)		130,218,318	Total (16 F)		128,683,817

1501	187.77	10,060,807	Total (12/15/16 F)	7582.41	386,457,448

1502	85.44	4,272,711
1503	85.44	4,348,992
1505	85.44	4,425,355
1506	85.44	4,501,635
1507	85.44	4,577,916
1508	85.44	4,577,916
1509	85.44	4,501,635
1510	85.44	4,425,355
1511	85.44	4,348,992
1512	85.44	4,272,711
1513	187.77	10,060,807
1515	67.59	3,199,029
1516	187.77	9,390,062
1517	85.44	3,967,506
1518	85.44	4,043,868
1519	85.44	4,120,149
1520	85.44	4,196,430
1521	85.44	4,272,711
1522	85.44	4,272,711
1523	85.44	4,196,430
1525	85.44	4,120,149
1526	85.44	4,043,868
1527	85.44	3,967,506
1528	187.77	9,390,062

Total (15 F)		127,555, 313